Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2005 (May 24, 2005 as to Notes 8, 11, 14, 15, 18 and 20), relating to the consolidated financial statements of NovaStar Financial, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle) appearing in the Current Report on Form 8-K of NovaStar Financial, Inc. filed with the Securities Exchange Commission on May 24, 2005, and our report dated March 15, 2005 on management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of NovaStar Financial, Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

July 15, 2005